Exhibit 99.2

CONTACT:

Leslie Green

Stapleton Communications Inc.

650.470.0200

leslie@stapleton.com

Rainmaker Announces Senior Management Changes

Company Announces Consolidation of Sales and Marketing Teams Leveraging the

Acquisition of Sunset Direct; Departure of President

SCOTTS VALLEY, Calif. – March 10, 2005—Rainmaker Systems, Inc. (Nasdaq: RMKR) a leading outsource provider of sales and marketing programs for service contracts and strategic lead generation services through Sunset Direct, today announced the consolidation of the executive management teams of Rainmaker and Sunset Direct. Rainmaker acquired Sunset Direct on Feb. 8, 2005.

“One of the great benefits of this acquisition was giving us established relationships with many new customers and some excellent talent,” said Michel Silton, Rainmaker’s CEO. “The new streamlined organizational structure is designed to better serve our customers. “We will be able to more efficiently and effectively leverage the delivery capabilities of both organizations with this new structure.”

Martin Hernandez, president of Rainmaker will depart effective immediately. Michael Silton will assume the role of president in addition to his role as CEO. Steve Valenzuela, Rainmaker’s vice president and chief financial officer will take on the additional role of corporate secretary.

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“I would like to emphasize the important contributions that Marty has made to Rainmaker over the past six years,” said Silton. “He was in integral part of taking the company public driving significant growth and changes in our business. I wish him the very best in his future endeavors.”

As part of the integration of the sales and marketing teams, John Houtsma, formerly CEO of Sunset Direct, will become Rainmaker’s vice president of sales; Edwin Okamura, formerly vice president of marketing of Sunset Direct, will become vice president of marketing, effective immediately. Houtsma and Okamura will report directly to Michael Silton, CEO, and will replace Diane Brundage, formerly Rainmaker’s vice president of sales and Mike Davison, formerly Rainmaker’s vice president of marketing.

“The consolidation of our sales and marketing teams under two proven leaders allows us to focus on meeting the needs of our clients, to apply concentrated efforts on acquiring new clients and to better leverage our existing clients to sell more services,” said Michael Silton. “I am pleased to welcome John and Edwin to the executive team.”

“In addition, I would like to thank Diane and Mike for their excellent service. Both have worked diligently to achieve growth in our business and to establish Rainmaker as a leader in our industry,” he said.

Rainmaker expects to take a charge of approximately $0.02 per share in the first quarter, ending March 31, 2005 related to severance costs.

New Executive Bios

John Houtsma is a proven sales executive with 20 years of technology sales, marketing and business development experience. Previously, he had successful tenures at startups such as Jabber, TightLink, Spider Technologies and FRx Software, and with industry leaders such as Informix Software and NCR Corporation. He holds a bachelors degree in finance, marketing and mineral land management from the University of Colorado in Boulder, as well as an M.B.A. from the University of Denver.

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“Rainmaker and Sunset Direct are leaders in helping business customers increase revenues through industry leading services,” said Houtsma. “I am excited to be leading the combined sales team to take advantage of our focused sales efforts to drive new client acquisition and cross-selling opportunities.”

Edwin Okamura has more than 16 years of marketing experience working for both marketing agencies and high-tech organizations. Okamura was responsible for overall marketing strategy, ongoing Palo Alto Research development, and client relations for Sunset Direct. Previously, he held senior-level consulting positions with TightLink and Agile Software, where he was responsible for their demand generation programs. He holds a B.S. in Marketing and Advertising from San Francisco State University.

“I look forward to combining the marketing talents of both teams with Rainmaker’s expertise in direct marketing and Sunset Direct’s marketing agency capabilities,” said Okamura. “I am confident the consolidation of the marketing teams will result in further improvements in our services to our clients and increased awareness of both brands.”

About Rainmaker Systems

Rainmaker Systems is a leading outsource provider of sales and marketing programs and lead generation services through Sunset Direct. Rainmaker’s cost-effective programs generate service revenue and promote customer retention for its clients. Core services include professional telesales, direct marketing and hosted e-commerce. Additional services include customer database enhancement, CRM technology integration and order management. Sunset Direct is a leading provider of Strategic Lead Generation (SLG) services. Best known for its time-tested SLG Methodology, Sunset Direct provides solutions for introducing a consistent lead generation process throughout an organization to more effectively find business. Sunset Direct delivers integrated SLG programs by leveraging direct marketing services, sophisticated campaign and lead management technology, an in-house creative services organization and a proprietary database that contains over two million business technology decision makers.

For more information, visit www.rmkr.com and www.sunsetdirect.com

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company and its subsidiaries. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy,

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our ability to integrate acquisitions (including our recent acquisition of Sunset Direct) and expand our call center without disruption to our business, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company remains dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

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Rainmaker Systems, the Rainmaker logo, Sunset Direct and Contract Renewals Plus are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.